Exhibit 5.1

[Weil, Gotshal & Manges LLP letterhead]

February 2, 2005

Blockbuster Inc.

1201 Elm Street

Dallas, Texas 75270

Ladies and Gentlemen:

We have acted as counsel to Blockbuster Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission, on February 2, 2005, of the Company’s Registration Statement on Form S-4, (the “Registration Statement”), under the Securities Act of 1933, as amended, with respect to the registration of no more than 37,738,727 shares of class A common stock, par value $0.01, of the Company (the “Company Shares”). The Company proposes to offer, upon the terms and subject to the conditions set forth in the prospectus contained in the Registration Statement, to exchange for each outstanding share of common stock (“HEC Shares”) of Hollywood Entertainment Corporation, a Oregon corporation (“HEC”), that is validly tendered and not properly withdrawn prior to the expiration date, consideration with a value of $14.50 per HEC Share, consisting of $11.50 in cash, without interest, and Company Shares having a value of $3.00.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Certificate of Incorporation of the Company, as amended to date, the Bylaws of the Company, as amended to date, the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such

February 2, 2005

latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Company Shares have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ WEIL, GOTSHAL & MANGES LLP